Exhibit 10.1

DropCar, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of this 11th day of July 2018 (the “Effective Date”), by and between DropCar, Inc., a Delaware corporation (the “Company”), and Ascentaur, LLC, a New York limited liability company, with an address at 149 Schweitzer Lane, Bardonia, New York 10954 (the “Consultant”).

WHEREAS, the Company has offered Consultant work with the Company as an independent contractor, which offer is conditioned upon, among other things, Consultant’s execution and delivery of this Agreement; and

WHEREAS, Consultant has agreed to the terms of this Agreement in consideration for the offer by the Company; and

WHEREAS, Consultant understands that, in connection with the Company’s business, the Company has developed and uses commercially valuable technical and nontechnical information and that, to guard the legitimate interests of the Company, it is necessary for the Company to keep such information confidential and to protect such information as trade secrets or by patent, copyright or other proprietary rights; and

WHEREAS, Consultant recognizes that the methods, processes, products and materials developed or used by the Company are the proprietary information of the Company, that the Company regards this information as valuable trade secrets and that its use and disclosure must be carefully controlled; and

WHEREAS, Consultant further recognizes that, although some of the Company’s customers and suppliers are well known, other customers, suppliers and prospective customers and suppliers are not so known, and the Company views the names and identities of these customers, suppliers and prospective customers and suppliers, as well as the content of any sales proposals, as being the Company’s trade secrets; and

WHEREAS, Consultant further recognizes that any ideas, methods or processes of the Company that presently are not being sold, and that therefore are not public knowledge, are considered trade secrets of the Company; and

WHEREAS, Consultant understands that all such information is vital to the success of the Company’s business and that Consultant, through Consultant’s engagement, will become acquainted with some or all of such information and may contribute to that information through inventions, discoveries, improvements, software development, or in some other manner; and

WHEREAS, Consultant understands that this Agreement, and particularly the provisions of Sections 2 and 3 of this Agreement, are reasonably necessary to the protection of the Company’s business.

NOW, THEREFORE, in consideration of the engagement of Consultant with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.       Company. The term “Company” as used herein shall include DropCar, Inc. and any of its subsidiaries, subdivisions or affiliates, whether existing now or in the future, and each of their respective successors and assigns.

2.       Nondisclosure.

(a)       Consultant hereby acknowledges that he will hold a position of trust and confidence with the Company, and that during the course of his engagement he will be exposed to and work with clients and others in the employ of the Company sharing information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs not generally available to the public or its competitors and which, if divulged, would be potentially damaging to the Company’s ability to compete in the marketplace, including, but not limited to, tangible and intangible information relating to trade secrets or other confidential information respecting inventions, research, products, designs, methods, know-how, formulae, techniques, systems, processes, source code, software programs, works of authorship, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other Consultants of the Company (collectively, the “Proprietary Information”). During and after the term of Consultant’s engagement with the Company, Consultant agrees not to disclose or reveal any Proprietary Information to any third party or use or attempt to use any Proprietary Information for his or her own benefit or for the benefit of any third party, other than in the course of performing duties assigned by the Company, as authorized by the Company, or as may be required by court order, statute, law or regulation.

(b)       Further, Consultant agrees that during his engagement Consultant shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, research, data, formulae, documentation or other written, electronic, photographic, or other tangible material containing Proprietary Information (“Derivative Proprietary Information”), whether created by the Consultant or others, which shall come into the Consultant’s custody or possession relating to any matter within the scope of the Company’s business or concerning any of its dealings or affairs otherwise than for the benefit of the Company.

(c)       Consultant understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s engagement and thereafter, and without in any way limiting the provisions of Section 2(a), Consultant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company and its affiliates who need to know such information in connection with their work for the Company and its affiliates) or use, except in connection with his or her work for the Company, Third Party Information unless expressly authorized in writing by the Company.

(d)       Consultant further agrees that he shall not, after the termination of his engagement for any reason, use or permit to be used any Proprietary Information, Derivative Proprietary Information or Third Party Information, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company or the Company’s current, former or prospective customers or clients or other third parties, as applicable, and that immediately upon Consultant’s resignation or the termination of Consultant’s engagement for any or no reason, Consultant shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, and shall not at any time thereafter copy or reproduce the same. With respect to any Proprietary Information, Derivative Proprietary Information or Third Party Information stored in digital or electronic format, Consultant agrees that he or she shall (i) deliver a copy of such Proprietary Information, Derivative Proprietary Information or Third Party Information to the Company and (ii) erase or delete all of the foregoing from all electronic storage media that will be owned, managed or controlled by Consultant after termination of his or her engagement.

3.       Assignment of Inventions. If at any time or times during the Consultant’s engagement, the Consultant shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under patent, copyright, trademark or similar statutes or subject to analogous protection) (the “Developments”) that (i) directly relates to the Company’s business or any customer of or supplier to the Company in connection with such customer’s or supplier’s activities with the Company or any of the products or services being developed, manufactured or sold by the Company or that may be used in relation therewith, (ii) results from tasks assigned to the Consultant by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development. As may be necessary to ensure the Company’s ownership of such Developments, the Consultant hereby assigns any rights, title and interest (including, but not limited to, any patent, copyrights and trademarks) in and to the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation. Consultant shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

Upon disclosure of each Development to the Company, Consultant will, during his engagement and at any time thereafter, at the request and expense of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure Consultant’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and in behalf of Consultant and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Developments assigned hereunder to the Company.

In addition, any report or other documentation or materials, whether written or electronic, or any portions thereof, prepared by Consultant for or on behalf of the Company or which discuss the Developments or the Company’s business or its customers (the “Written Data”) shall be and is produced as a “work made for hire” under the copyright laws of the United States. As a “work made for hire”, the copyrights in the Written Data shall belong to Company from their creation and no further action by Company shall be necessary to perfect Company’s rights therein. All right, title and interest, including any copyright in and to any Written Data that does not qualify as a “work made for hire” shall be and hereby is assigned to Company. In addition, Consultant agrees to assist Company in taking any subsequent legal steps that may be required to perfect Company’s copyrights in this Written Data including, but not limited to, executing a formal assignment of copyright that can be recorded.

All inventions related, potentially related or which become related to the Company’s business, if any, patented or unpatented, that Consultant has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Consultant’s employment with the Company (collectively referred to as “Assigned Prior Inventions”) are included in the scope of this Agreement, except solely to the extent such inventions are listed on Exhibit A hereto (inventions listed on Exhibit A shall be collectively referred to as the “Unassigned Prior Inventions”). There are no Assigned Prior Inventions.

To the extent allowed by law, Section 3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

4.       Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until terminated pursuant to this Section 4 (the “Term”).

Notwithstanding the foregoing, the Company may send a notice of default to Consultant if Consultant materially breaches the terms of this Agreement, including without limitation, Consultant’s continued failure to perform the Services (as defined below) or Consultant engages in misconduct with respect to the Company, as determined by the Company in its sole discretion. If Consultant fails to remedy within ten (10) business days, then the Company can terminate this Agreement upon thirty (30) days written notice.

5.       Services to be Provided. During the Term, the Consultant shall provide advisory services with respect to the strategic development and growth of the Company, which services shall include, without limitation,: (a) advising the Company on market strategy and overall Company strategy; (b) advising the Company on the sale of the Company’s WPCS International business; (c) providing assistance to the Company in identifying and recruiting prospective employees, customers, business partners, investors and advisors that offer desirable administrative, financing, investment, technical, marketing and/or strategic expertise; and (d) performing such other services pertaining to the Company’s business as the Company and the Consultant may from time to time mutually agree (the “Services”). Consultant shall devote whatever time is necessary to perform the Services. Consultant may not delegate the services to be provided under this Agreement to any other party and Consultant agrees to perform the Services in his personal capacity.

6.       Consideration. As consideration for the Services during the Term, Consultant shall receive the compensation set forth on Exhibit B.

7.       Equitable Relief; Reasonableness. Consultant acknowledges that the Company may have no adequate means of protecting its rights under this Agreement, including without limitation under Sections 2 and 3 above, other than by securing equitable relief in the form of an injunction (a court order prohibiting Consultant from violating this Agreement). Accordingly, Consultant agrees that the Company is entitled to enforce this Agreement by obtaining a temporary restraining order, preliminary and permanent injunction and/or any other appropriate equitable relief in any court of competent jurisdiction. Consultant acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section shall prohibit the Company from pursuing any other remedies available to it, including but not limited to the recovery of monetary damages.

8.       No Continuing Obligation. Consultant understands that this Agreement does not create an obligation on the Company or any other person or entity to continue obligations by either the Company or Consultant with respect to the continuing engagement of the Consultant. This Agreement does not create an employer-consultant relationship between the Company and Consultant.

9.       No Breach. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s engagement with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Consultant further represents that the Consultant’s performance of all the terms of this Agreement and as an Consultant of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence or in trust prior to the Consultant’s engagement with the Company, and the Consultant will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10.       Waiver. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

11.       Severability. Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.

12.       Survival. Consultant’s obligations under this Agreement shall survive the termination of Consultant’s engagement regardless of the manner of such termination and shall be binding upon Consultant’s heirs, executors, administrators and legal representatives.

13.       Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Consultant shall not be entitled to assign or delegate any of its rights or obligations hereunder. This Agreement may be amended only in a writing signed by each of the parties hereto.

14.       Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply.

15.       Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts situated in New York and to the jurisdiction of the United States District Court for the District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except state courts situated in New Jersey or the United States District Court for the District of New York, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

16.       WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

17.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

18.       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the address set forth in the preamble hereto or at such other address as party may designate by ten (10) days’ advance written notice to the other parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement as of the date first above written.

CONSULTANT:

/s/ Sebastian Giordano
On behalf of Ascentaur, LLC as its CEO

Address:

149 Schweitzer Lane
Bardonia, New York 10954

COMPANY:

DROPCAR, INC.

By:	/s/ David Newman
Name:	David Newman
Title:	Co-Founder

EXHIBIT A

UNASSIGNED PRIOR INVENTIONS

The following is a list of inventions or improvements, including, without limitation, those relevant to the subject matter of Consultant’s engagement by the Company, that have been made or conceived or first reduced to practice by Consultant, alone or jointly with others prior to Consultant’s engagement by the Company and that are not assigned to the Company as set forth in this Agreement.

☐	No inventions or improvements.

See below:

☒	Safe Driver Miles (a driver rewards program)

Driven (a driver training program)

Additional sheets attached.

EXHIBIT B

CONSULTANT FEES

(i)	Consultant shall earn a fee of $10,000 US Dollars per month for nine (9) months commencing on the Effective Date and ending April 9, 2019 (the “Monthly Fee”). The Monthly Fee shall be payable in nine (9) equal monthly payments of $10,000 on the tenth day of each month for a total of $90,000. In addition, Consultant shall provide such consulting services from April 10 - May 9, 2019 at no charge to the Company provided the payment under (ii) below has been made.

(ii)	Additionally, Consultant shall be paid an additional $90,000 fee in a lump sum upon the sale and closing of WPCS International with headquarters in Suisan City, California.

Such payments under (i) and (ii) shall be made via ACH to the following account:

(iii)	Consultant shall be entitled to reimbursement of reasonable and customary business expenses incurred in connection with this engagement and will submit an expense report with substantiation for any such expense, such as parking, tolls, mileage. Consultant will not incur any single expense over $100 without the prior approval of the Company. Such reimbursement can be made via check or ACH.